Exhibit 10.2

SEVERANCE AGREEMENT

SEVERANCE AGREEMENT (the “Agreement”) dated as of December 16, 2022, by and between Ecovyst Catalyst Technologies LLC, a Delaware limited liability company (the “Company”), that is a wholly owned subsidiary of Ecovyst Inc. (“Ecovyst”), and Michael Feehan (the “Executive”).

WHEREAS, the Executive currently serves as Chief Financial Officer of Ecovyst and the Company; and

WHEREAS, this Agreement is intended to help retain the Executive and provide financial security to the Executive under circumstances entitling him to separation pay as provided herein.

NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

Section 1.01 Definitions. Capitalized terms used in the Agreement shall have the following respective meanings, except as otherwise provided or as the context shall otherwise require:

“Accrued Obligations” shall have the meaning set forth in Section 3.01(a).

“Affiliate’’ shall mean any company or other entity controlled by, controlling or under common control with Ecovyst.

“Annual Bonus” shall mean an annual bonus paid to the Executive under the Company’s (or Ecovyst’s) annual incentive bonus plans or programs based upon the achievement of performance objectives established by the Board or Compensation Committee each year.

“Base Salary” shall mean the base salary (inclusive of any amounts deferred on a pre-tax basis pursuant to Code Sections 125, 132 or 401(k)) paid to the Executive immediately prior to the Termination Date on an annual basis (or, in the case of a termination for Good Reason due to prong (i) of section (B) of such definition, as in effect immediately prior to the reduction of the such Base Salary), exclusive of any Annual Bonus or other bonus payments or additional payments under any Benefit Plan.

“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

“Benefit Plan” shall mean any “employee benefit plan” (including any employee benefit plan within the meaning of Section 3(3) of ERISA), program, arrangement or practice maintained, sponsored or provided by the Company or Ecovyst, including but not limited to those relating to compensation, bonuses, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, paid time off benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, life insurance benefits, workers’ compensation, supplemental unemployment benefits, travel reimbursements, car allowances, moving expenses, taxable fringe benefits, gross-up payments to neutralize tax effects, separation pay and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits).

“Benefits” shall mean benefits the Executive may is entitled to due to his coverage or participation in the Benefit Plans.

“Board” shall mean the Board of Directors of Ecovyst.

“Cause” shall mean:

(A) the Executive’s failure to perform such lawful duties reasonably requested by the CEO or, if Executive is the CEO, then the Board of Ecovyst, which failure, if susceptible of cure, remains uncured or continues or recurs thirty (30) days after the Executive’s receipt of written notice from the Board specifying in reasonable detail the nature of such failure, provided, however, that it is understood that this clause (A) shall not permit the Company to terminate the Executive’s employment for Cause because of dissatisfaction with the quality of services provided by or disagreement with the actions taken by the Executive in the good faith performance of the Executive’s duties to the Company;

(B) the Executive’s failure to observe any material written policies of Ecovyst, the Company or their Affiliates of which the Executive has notice;

(C) the Executive’s gross negligence, willful disregard or willful misconduct in the performance of Executive’s duties;

(D) the Executive’s conviction, guilty plea or plea of nolo contendere of a felony or his commission of any act that the Board determines is involving moral turpitude, fraud or theft;

(E) the Executive materially breaching a fiduciary duty with respect to Ecovyst, the Company or their Affiliates;

(F) a material breach of this Agreement by the Executive; or

(G) any acts of dishonesty undertaken by the Executive with respect to the Company, Ecovyst or their Affiliates and intended to result in substantial enrichment, at the Company’s, Ecovyst’ or their Affiliates’ expense.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Code Section 409A” shall mean Section 409A of the Code and the Treasury regulations and other interpretive rulings and guidance issued thereunder.

“Common Stock” means Ecovyst’s common stock, par value $0.01 per share, as the same may be reclassified, exchanged or recapitalized.

“Compensation Committee” shall mean the Compensation Committee of the Board.

“Confidential Information” shall mean information that is not generally known to the public and that is or was used, developed or obtained by Ecovyst, the Company, or any of their Affiliates, including, but not limited to the following: (i) information, observations, procedures and data known by the Executive as a consequence of his employment with, or direct or indirect services as agent, employee or consultant, to or on behalf of, the Company or Ecovyst or any Affiliates of either of them concerning the business or affairs of Ecovyst, the Company or any of their Affiliates; (ii) products or services; (iii) costs and pricing structures; (iv) analyses; (v) drawings, photographs and reports; (vi) computer software, including operating systems, applications and program listings; (vii) flow charts, manuals and documentation; (viii) data bases; (ix) accounting and business methods; (x) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice; (xi) customers, vendors, suppliers and customer, vendor and supplier lists; (xii) other copyrightable works; (xiii) all production methods, processes, technology and trade secrets and (xiv) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date the Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

“Disability” shall mean the inability to engage in substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of no less than 12 months as within the scope of the Company’s long term disability plan, as in effect from time to time, or if no such plan is in effect, “Disability” means “permanent and total disability” as defined in Code Section 22(e)(3) .

“Effective Date” shall mean December 16, 2022.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder from time to time.

“Good Reason” shall mean, when used with reference to the Executive, any of the following actions or failures to act, but in each case only if it occurs while the Executive is employed by the Company and then only if it is not consented to by the Executive in writing:

(A) a material reduction in Executive’s title, authority, duties or responsibilities, excluding isolated or immaterial actions;

(B) a material reduction in: (i) the Executive’s Base Salary or (ii) the target bonus opportunity with respect to his Annual Bonus, other than an across-the-board reduction in Base Salary or bonus opportunity for all of the members of the Company’s management team;

(C) a demand by the Company that the Executive must relocate from his primary residence unless the Executive and the Company are in mutual agreement regarding such relocation; or

(D) a material breach by the Company of this Agreement.

The foregoing notwithstanding, for purposes of this definition, none of the actions described in clauses (A) through (D) above shall constitute “Good Reason” with respect to the Executive if it was an isolated and inadvertent action not taken in bad faith by the Company and if it is remedied by the Company within 30 days after receipt of written notice thereof given by the Executive as provided in the paragraph below. In the case of a demand from the Company that the Executive must relocate from his primary residence, as described in clause (C), the Executive must give the Company written notice within 30 days of the time the Company makes such relocation request. In the case of the actions described in clauses (A) through (D), if the matter is not capable of being remedied within 30 days, then such remedy needs to occur within a reasonable period of time following such 30-day period, provided that the Company has commenced such remedy within said 30-day period.

If the Executive believes that an event constituting Good Reason has occurred, the Executive must notify the Company in writing of that belief within 30 days of the occurrence of the Good Reason event, which notice will set forth the basis for that belief. The Company will have 30 days after receipt of such notice (or, if the matter is not capable of remedy within 30 days, then within a reasonable period of time following such 30-day period, provided that the Company has commenced such remedy within said 30- day period) (the “Determination Period”) in which to rectify such event, determine that an event constituting Good Reason does not exist, or determine that an event constituting Good Reason exists. If the Company does not take any of such actions within the Determination Period, the Executive may terminate his employment with the Company for Good Reason within the 30 day period following the end of the Determination Period by giving written notice to the Company in accordance with the provisions of Section 2.01, which termination will be effective on the Termination Date; if the Executive does not so terminate his employment within such time period his ability to terminate employment for Good Reason shall cease to exist upon the end of such period. If the Company determines that Good Reason does not exist, then (A) the Executive will not be entitled to rely on or assert such event as constituting Good Reason, and (B) the Executive may pursue his remedies under this Agreement within 30 days after the Executive’s receipt of written notice of the Company’s determination.

“Person,” except as otherwise provided in this Agreement, shall be construed broadly and shall include, without limitation, an individual, a partnership, an investment fund, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Severance Continuation Period” shall mean the 24-month period following the Termination Date.

“Subsidiary” means any corporation, partnership, limited liability company or other entity, a majority of whose outstanding voting securities are owned, directly or indirectly, by Ecovyst.

“Target Bonus Payment” shall mean, for any given year, an amount equal to the Executive’s target bonus opportunity (expressed as a percentage of Base Salary) with respect to his Annual Bonus (without proration).

“Termination Date” shall mean the date on which the Executive is no longer employed by, and has a “separation from service” (within the meaning of Code Section 409A) from, the Company and its Affiliates.

“Termination Notice” shall mean, as appropriate, written notice from (a) the Executive to the Company purporting to terminate the Executive’s employment for or without Good Reason in accordance with Section 2.01 or (b) the Company to the Executive purporting to terminate the Executive’s employment for Cause or Disability in accordance with Section 2.02.

“Termination Year” shall mean the calendar year during which the Termination Date occurs.

“Work Product” shall mean all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, tradenames, logos and all similar or related information (whether patentable or unpatentable) which relates to the Company’s, Ecovyst’s or any of its or their Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other Person) while employed by the Company together with all patent applications, letters patent, trademark, tradename and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

Section 1.02 Interpretation. In the Agreement (a) the words “herein,” “hereof’ and “hereunder” refer to the Agreement as a whole and not to any particular Article, Section or other subdivision, (b) reference to any Article or Section, means such Article or Section hereof and (c) the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

ARTICLE II

ELIGIBILITY AND BENEFITS

Section 2.01 Termination Notices from Executive for Good Reason. For purposes of the Agreement, in order for the Executive to terminate his employment for Good Reason, the Executive must give a Termination Notice to the Company in accordance with the requirements specified under the definition of Good Reason in Section 1.01, which notice shall be signed by the Executive, shall be dated the date it is given to the Company, shall specify the Termination Date and shall state that the termination is for Good Reason and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such Good Reason. In the event that the Executive voluntarily terminates his employment without Good Reason, the Executive must give a Termination Notice to the Company, which shall specify the Termination Date, which date shall not be less than 30 days from the date the Termination Notice is given. In such cases, the Board may, in its discretion, accelerate the effective date of such termination of employment and pay the Executive Base Salary in lieu of such notice.

Section 2.02 Termination Notices from Company for Cause or Disability. For purposes of the Agreement, in order for the Company to terminate the Executive’s employment for Cause, the Company must give a Termination Notice to the Executive, which notice shall be in writing and dated the date it is given to the Executive, shall specify the Termination Date and shall state that the termination is for Cause and shall set forth in reasonable detail the particulars thereof. For purposes of the Agreement, in order for the Company to terminate the Executive’s employment for Disability, the Company must give a Termination Notice to the Executive, which notice shall be dated the date it is given to the Executive, shall specify the Termination Date and shall state that the termination is for Disability and shall set forth in reasonable detail the particulars thereof. Any Termination Notice given by the Company that does not comply, in all material respects, with the foregoing requirements shall be invalid and ineffective for purposes of the Agreement. Any Termination Notice purported to be given by the Company to the Executive after the death or retirement of such Executive shall be invalid and ineffective. Executive and his/her representative(s) will cooperate fully in providing all evidence that the Board needs to determine Disability.

ARTICLE III

SEVERANCE AND RELATED TERMINATION BENEFITS

Section 3.01 Termination of Employment.

(a) Voluntary Termination by Executive. In the event that the Executive’s employment is terminated by the Executive other than for Good Reason, then the Executive shall be paid, within 30 days following the Termination Date (unless applicable state law requires sooner payment), the following (with the benefits set forth in (1) and (2) collectively referred to as the “Accrued Obligations”):

(1)	the Base Salary through the Termination Date, to the extent not already paid, and any amounts due for paid time off or vacation bank through the Termination Date; and

(2)

reimbursement for any unreimbursed business expenses properly incurred by the Executive, in accordance with the Company’s applicable policy, prior to the Termination Date, to the extent such reimbursements are submitted to the Company within 30 days following the Termination Date.

Following the Executive’s termination of employment other than for Good Reason, except as set forth in this Section 3.01(a), the Executive shall have no further rights to any compensation or any other benefits in the nature of severance or termination pay or in connection with the termination of his employment.

(b) For Cause. In the event that the Executive’s employment is terminated by the Company for Cause, then the Executive shall be paid, within 30 days following the Termination Date (unless applicable state law requires sooner payment), the Accrued Obligations through the Termination Date.

Following the Executive’s termination of employment by the Company for Cause, except as set forth in this Section 3.01(b), the Executive shall have no further rights to any compensation or any other benefits in the nature of severance or termination pay or in connection with the termination of his employment.

(c) Disability or Death. In the event that the Executive’s employment is terminated (i) by the Company by reason of the Executive’s Disability or (ii) as a result of the Executive’s death, then in either case, the following benefits shall be paid to the Executive or the Executive’s estate, as applicable:

(1)	the Accrued Obligations (at the time set forth in Section 3.01(a)); and

(2)

within 60 days following the Termination Date, a lump-sum cash payment equal to the product of (i) the Target Bonus Payment and (ii) a fraction, the numerator of which is the number of days during which the Executive was employed by the Company in the Termination Year and the denominator of which is 365.

Following the Executive’s termination of employment due to death or Disability, except as set forth in this Section 3.01(c), the Executive shall have no further rights to any compensation or any other benefits in the nature of severance or termination pay or in connection with the termination of his employment.

(d) Without Cause or for Good Reason. In the event that the Executive’s employment is terminated (i) by the Company without Cause (other than due to Disability or death) or (ii) by the Executive for Good Reason, then, subject to the provisions of Section 3.02 and Section 5.02(a) and (b) (under certain circumstances requiring a six month suspension of payments) hereof, in either case, the following benefits shall be paid to the Executive:

(1)	the Accrued Obligations (at the time set forth in Section 3.01(a));

(2)

a continuation of the Executive’s Base Salary during the Severance Continuation Period, which shall be paid at the same time and in the same manner as if the Executive had remained employed by the Company during such period; provided, however, that the payments normally payable during the 60-day period following the Termination Date shall be accrued and paid in a lump sum within five days following the end of such 60-day period;

(3)

a pro rata amount of the Annual Bonus, if any, which would have been payable for the calendar year in which such termination occurs, determined at the same time and in the same manner as would have occurred if the Executive’s employment had not been terminated during such calendar year and equal to the amount which would have been payable to the Executive if the Executive’s employment had not been terminated during such calendar year multiplied by a fraction, the numerator of which is the number of days the Executive was employed by the Company during such calendar year and the denominator of which is 365. Any pro rata Annual Bonus payable under this subsection shall be paid in a lump sum at the same time the Annual Bonus amounts would have been paid if the Executive’s employment had continued until the normal Annual Bonus payment date;

(4)

a cash payment equal to two (2) times the Target Bonus Payment for the year in which the Termination Date occurs (or, in the case of a termination for Good Reason due to prong (ii) of section (B) of such definition, based on the target bonus opportunity immediately prior to any reduction of it), payable in as nearly equal installments as possible over the Severance Continuation Period; provided, however, that the payments normally payable during the 60-day period following the Termination Date shall be accrued and paid in a lump sum within five days following the end of such 60-day period; and

(5)

during the Severance Continuation Period, the Executive and his eligible dependents as of the Termination Date shall continue to be covered by all medical, vision and dental Benefit Plans (excluding disability and life insurance) maintained by the Company, and at the same single / family / spouse only / other option, under which the Executive was covered immediately prior to the Termination Date (collectively, the “Continued Health Benefits’’) at the same active Executive premium cost as a similarly situated active executive; provided, however, in any case such Benefits shall cease if the Executive becomes entitled to medical benefits, dental and vision benefits from a new employer as provided in Section 3.03(a). The Company may provide such medical, vision and dental benefits by reimbursing Executive for his cost for COBRA (or, if the Company determines it is possible, by making other arrangements to relieve Executive of such cost) in an amount equal to what the Company was previously paying on behalf of Executive for such benefits through such Severance Continuation Period and comparable amounts if the COBRA continuation period expires prior to the expiration of the Severance Continuation Period.

Following the Executive’s termination of employment by the Company without Cause or by the Executive for Good Reason, except as set forth in this Section 3.01(d), the Executive shall have no further rights to any compensation or any other benefits in the nature of severance or termination pay or in connection with the termination of his employment.

(e) Vested Benefits. Following the Executive’s termination of employment under Section 3.01(a), (b), (c), or (d), he shall be entitled to payment or distribution of such vested Benefits, if any, as to which the Executive may be entitled under the Benefit Plans pursuant to the terms of the applicable plans then in effect. Notwithstanding the foregoing, nothing in this Agreement shall provide accelerated or enhanced vesting beyond the terms, conditions and provisions set forth in the Benefit Plans. With respect to entitlement to vested Benefits, in the event of conflict between this Agreement and the Benefit Plans, the Benefit Plans shall control.

(f) Treatment of Continued Health Benefits. The premium cost to the Company of providing any Continued Health Benefits which are medical, dental or vision benefits on a self-insured basis, will be timely reported to the Executive as taxable income, unless the Company determines that applicable law permits some other treatment. Any continued medical, dental or vision benefits provided to Executive and his dependents pursuant to Section 3.01(d) are provided concurrently with any rights the Executive and such dependents may have to continue such coverages under COBRA. The provisions of this Section 3.01 will not prohibit the Company from changing the terms of such Continued Health Benefits provided that any such changes apply to all similarly situated executives of the Company and its Affiliates (e.g., the Company may switch insurance carriers or preferred provider organizations).

Section 3.02 Condition to Receipt of Separation Pay. As a condition to receipt (or retention, as applicable) of any payment or amounts under Section 3.01(d), the Executive must (a) enter into a General Release and Waiver of Claims (“Release Agreement”) with the Company and its Affiliates in substantially the form attached as Exhibit A and (b) continue to comply with his obligations under Article IV of this Agreement. The Executive must execute and return the Release Agreement to the Company no later than the time period established by the Company which shall be no longer than 45 days from the date Executive receives the Release Agreement, followed by a seven (7)-day revocation period following the date the Release Agreement is executed (“Revocation Period”). The Executive’s failure to timely execute and return the Release Agreement in accordance with the previous sentence, or the Executive’s revocation of the Release Agreement during the Revocation Period, will result in a forfeiture of all benefits payable to the Executive under the terms of the Agreement other than the Accrued Obligations and any vested Benefits described under Section 3.01(e).

Section 3.03 Limitation of Benefits.

(a) Anything in the Agreement to the contrary notwithstanding, the Company’s obligation to provide the Continued Health Benefits shall cease if and when the Executive becomes employed by a third party that provides such Executive with substantially comparable health and welfare benefits, subject to the Executive’s right to elect to continue coverage under COBRA at his own cost.

(b) Any amounts payable under the Agreement shall be in lieu of and not in addition to any other severance or termination payment under any other plan or agreement with the Company. As a condition to receipt of any payment under the Agreement, the Executive shall waive any entitlement to any other severance or termination payment by the Company, including any severance or termination payment set forth in an individual employment agreement with the Company. Notwithstanding the foregoing and subject to Section 3.01(e), nothing in this Section 3.03(b) shall abridge the Executive’s rights with respect to vested benefits under any Benefit Plan.

Section 3.04 Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if the Executive is a “disqualified individual” (as defined in Code Section 280G(c)), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which the Executive has the right to receive from the Company or any of its Affiliates, would constitute a “parachute payment” (as defined in Code Section 280G(b)(2)), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Executive from the Company and its Affiliates will be one dollar ($1.00) less than three (3) times Executive’s “base amount”(as defined in Code Section 280G(b)(3)) and so that no portion of such amounts and benefits received by the Executive shall be subject to the excise tax imposed by Code Section 4999 or (b) paid in full, whichever produces the better net after tax position to the Executive (taking into account any applicable excise tax under Code Section 4999 and any other applicable taxes). The reduction of payments and benefits mentioned hereunder, as applicable, shall be made by reducing such payments and benefits first, to the extent of any severance payments due pursuant to Article 3 paid in cash, with later payments being reduced first. Thereafter, the reduction shall be made by: (A) the waiver of accelerated vesting of equity awards, with awards having a later vesting date being reduced first; (B) next, cutting back on the benefit continuation pursuant to Section 3; and (C) lastly, reducing all other payments or benefits, with later payments being reduced first. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by Ecovyst in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its Affiliates) used in determining if a parachute payment exists, exceeds one dollar ($1.00) less than three (3) times the Executive’s base amount, then the Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. In the event any reduction under this Agreement is disputed by the Executive, then determinations required to be made under this Section 3.04, including the assumptions to be utilized in arriving at such determination, shall be made by an outside nationally recognized accounting or consulting firm selected by Ecovyst or the Board, in its reasonable discretion (the “Accounting Firm”), which shall provide detailed supporting calculations both to Ecovyst and the Executive within 15 business days of the receipt of notice from the Executive that there has been a payment hereunder, or such earlier time as is requested by Ecovyst. In no event shall the Accounting Firm be an accounting firm that was, or is, serving as accountant or auditor for the individual, entity or group affecting the change of ownership or effective control of Ecovyst. Nothing in this Section 3.04 shall require the Company or Ecovyst (or any of their respective Affiliates) to be responsible for, or have any liability or obligation with respect to, the Executive’s excise tax liabilities under Code Section 4999.

Section 3.05 Unfunded; Executive’s Rights Unsecured. The Company shall not be required to establish any special or separate fund or make any other segregation of funds or assets to assure the payment of any benefit hereunder. The right of the Executive to receive the benefits provided for herein shall be an unsecured obligation against the general assets of the Company.

ARTICLE IV

CERTAIN AGREEMENTS

Section 4.01 Nondisclosure and Nonuse of Confidential Information. The Executive will not disclose or use at any time, either during his employment with the Company or its Affiliates or thereafter, any Confidential Information of which the Executive is or becomes aware, except to the extent that (i) such disclosure or use is directly related to and required by the Executive’s performance of duties assigned to the Executive by the Company; (ii) to the extent that such disclosure is required in connection with any action by the Executive to enforce rights under this Agreement or (iii) such disclosure is required by a court of law, governmental agency, or by any administrative or legislative body with jurisdiction to order the Executive to divulge or disclose such Confidential Information; provided, that, the Executive shall provide ten (10) days prior written notice to the Company of any such requirement or order to disclose Confidential Information so that the Company may seek a protective order or similar remedy; and, provided, further, that, in each case set forth above, the Executive informs the recipients that such information or communication is confidential in nature. In addition, nothing in this Agreement limits, restricts or in any other way affects the Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity. The Executive cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed under seal in a lawsuit or other proceeding. Notwithstanding this immunity from liability, the Executive may be held liable if Executive unlawfully accesses trade secrets by unauthorized means.

Section 4.02 Inventions and Patents. The Executive agrees that all Work Product belongs to the Company. The Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product.

Section 4.03 Non-Compete and Non-Solicitation. The Executive acknowledges and agrees with the Company that during the course of the Executive’s employment with the Company, the Executive will have the opportunity to develop relationships with existing employees, customers and other business associates of Ecovyst, the Company and/or their Subsidiaries (collectively, “the Ecovyst Entities”) which relationships exist throughout the world and constitute goodwill of one or more of the Ecovyst Entities, and the Ecovyst Entities would be irreparably damaged if the Executive were to take actions that would damage or misappropriate such goodwill. Accordingly, the Executive agrees as follows:

(a) The Executive acknowledges that the Ecovyst Entities currently conduct their businesses throughout the world (the “Territory”). Accordingly, during the Executive’s employment with the Company and during the 24-month period following the Termination Date (the “Non-Compete Period”), the Executive shall not, directly or indirectly, enter into, engage in, assist, give or lend funds to or otherwise finance, be employed by or consult with, or have a financial or other interest in, any Person that offers one or more products or services or engages in a business, in each case, that is directly competitive with a product or service or the business of the Ecovyst Entities, as conducted or in active planning (a “Competitor”), whether for or by himself or in any other capacity. To the extent that the covenant provided for in this Section 4.03(a) may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced. Notwithstanding the foregoing restriction, it shall not be a violation of this Section 4.03(a) for the Executive to work for a Competitor if: (i) the Executive works in a separate legal subsidiary or Affiliate that offers products or services or conducts a business, in each case, that is not directly competitive with the Ecovyst Entities, (ii) the Executive informs Ecovyst in writing prior to accepting the position how such position complies with the terms of this subsection, and (iii) Ecovyst consents to Executive’s employment with such entity, which consent shall not be unreasonably withheld.

(b) Notwithstanding the foregoing, the aggregate ownership by the Executive of no more than two percent (on a fully-diluted basis) of the outstanding equity securities of any Person, which securities are traded on a national or foreign securities exchange, quoted on the NASDAQ stock market or other automated quotation system, and which Person competes with the Ecovyst Entities (or any part thereof) within the Territory, shall not be deemed to be a violation of Section 4.03(a). In the event that any Person in which the Executive has any financial or other interest directly or indirectly enters into a line of business during the Non-Compete Period that competes with the Ecovyst Entities or engages in the business of the Ecovyst Entities within the Territory, the Executive shall divest all of his interest (other than as permitted to be held pursuant to the first sentence of this Section 4.03(b)) in such Person within 15 days after such Person enters into such line of business that competes with the Ecovyst Entities or engages in such business within the Territory; provided that, in the event that such equity interest is not publicly traded, the Executive will divest such interest as promptly as practicable and, pending such divestiture, will recuse himself from any and all activities that would be in competition, whether directly or indirectly, with the Ecovyst Entities or that would otherwise be precluded under Section 4.03(a). For the avoidance of doubt, the immediately preceding sentence shall not be construed as an amendment, waiver or modification to any other term or provision of this Agreement, or to any restrictive covenant or other provision contained in any agreement between the Executive, Ecovyst, the Company or any Affiliate of any of them and in the event that the Executive does not promptly divest such interest and recuse himself from competitive activities with such non-public entity while attempting to divest his interest in such entity or engages in any activity that would otherwise be precluded under Section 4.03(a), the Executive’s termination shall be immediately deemed a termination of employment for Cause pursuant to the terms of this Agreement.

(c) The Executive covenants and agrees that during the Executive’s employment with the Company and during the 24-month period following the Termination Date, except as expressly provided herein, the Executive will not, directly or indirectly, either for himself or for any other Person (i) solicit or attempt to induce any employee or consultant of the Ecovyst Entities to terminate his employment or relationship; (ii) employ any employee or consultant of the Ecovyst Entities during the period of his employment or consulting relationship with the Ecovyst Entities; (iii) solicit any customer of the Ecovyst Entities to purchase or distribute information, products or services of or on behalf of the Executive or such other Person that are competitive with the information, products or services provided by the Ecovyst Entities or (iv) take any action that may cause injury to or interfere with the relationships between the Ecovyst Entities or any of their employees and any lessor, lessee, vendor, supplier, customer, distributor, employee, consultant or other business associate of the Ecovyst Entities as such relationship relates to the Ecovyst Entities’ conduct of their businesses.

(d) The Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the businesses of the Ecovyst Entities, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living.

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.01 Cumulative Benefits. Except as provided in Section 3.03(b), the rights and benefits provided to the Executive under the Agreement are in addition to and shall not be a replacement of, all of the other rights and benefits provided to such Executive under any Benefit Plan or any agreement between such Executive and the Company.

Section 5.02 Code Section 409A.

(a) It is intended that the payments and benefits provided under the Agreement shall be exempt from or comply with the application of the requirements of Code Section 409A.

(b) This Agreement shall be construed, administered and governed in a manner that affects such intent. For purposes of Code Section 409A, each payment made under this Agreement is intended to be a separate payment. Any taxable benefits or payments provided under the Agreement are intended to qualify for the “short-term deferral” exception to Code Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the separation (severance) pay exceptions to Code Section 409A, to the maximum extent possible. To the extent that none of these exceptions (or any other available exception) applies, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Code Section 409A, if the Executive is a “specified employee,” as determined by the Company in accordance with Code Section 409A, as of the Termination Date, then all amounts due under the Agreement that constitute a “deferral of compensation” within the meaning of Code Section 409A, that are provided as a result of a “separation from service” within the meaning of Code Section 409A, and that would otherwise be paid or provided during the first six months following the Termination Date, shall be accumulated through and paid or provided on the first business day that is more than six months after the date of the Termination Date (or, if the Executive dies during such six -month period, within 90 days after the Executive’s death). In no event shall the Executive be permitted, directly or indirectly, to designate the taxable year of payment.

(c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (iii) such payments shall be made on or before the last day of the Executive’s calendar year following the calendar year in which the expense occurred, or such earlier date as required hereunder. The payments and benefits provided under the Agreement may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax, interest, penalties or other monetary amounts under Code Section 409A upon the Executive. Although the Company will use its best efforts to avoid the imposition of taxation, interest, penalties or other monetary amounts under Section 409A of the Code, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. None of the Company, Ecovyst or their Affiliates, or their respective directors, officers, executives or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Executive (or any other individual claiming a benefit through the Executive) as a result of the Agreement.

Section 5.03 No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in the Agreement by seeking or accepting other employment following a termination of his employment with the Company or otherwise. Except as otherwise provided in Section 3.03, the amount of any payment provided for in the Agreement shall not be reduced by any compensation or benefit earned by the Executive as the result of employment by another employer or by retirement benefits. Except as set forth in Section 5.18 or as otherwise set forth herein, the Company’s obligations to make payments to the Executive required under the Agreement shall not be affected by any set off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against such Executive.

Section 5.04 No Employment Rights Conferred. This Agreement shall not be deemed to create a contract of employment between the Executive and the Company and/or its Affiliates. Nothing contained in the Agreement shall (a) confer upon the Executive any right with respect to continuation of employment with the Company or (b) subject to the rights and benefits of the Executive hereunder, interfere in any way with the right of the Company to terminate the Executive’s employment at any time and for any reason.

Section 5.05 Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 5.06 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and sufficient if (i) delivered personally, (ii) delivered by certified United States Post Office mail, return receipt requested, or (iii) sent to the recipient by a nationally-recognized overnight courier service (charges prepaid) and addressed to the intended recipient as set forth below:

if to the Executive, to him at his most recent address in the Company’s records,

if to Ecovyst or the Company:	Ecovyst Catalyst Technologies LLC 300 Lindenwood Drive Valleybrooke Corporate Center Malvern, PA 19355-1740 Attention: General Counsel

or such other address as the recipient party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of delivery by mail, on the third business day following such mailing, and (c) in the case of delivery by nationally-recognized, overnight courier, on the business day following dispatch.

Section 5.07 Enforcement. Because the Executive’s services are unique and because the Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

Section 5.08 Entire Agreement. This Agreement, the agreements and documents referenced herein, including but not limited to the Benefit Plans, and the General Release and Waiver of Claims embody the complete agreement and understanding among the parties and supersede and preempt any prior or contemporaneous understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including but not limited to any prior employment agreement with, or offer letter from, any Ecovyst Entity, each of which shall terminate and be of no further force or effect as of the Effective Date of this Agreement.

Section 5.09 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The parties hereto agree to accept a signed facsimile copy of this Agreement as a fully binding original.

Section 5.10 Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Executive and the Company and their respective successors, assigns, heirs, executors, administrators, legal representatives and estate, as the case may be, provided, however, that the obligations of the Executive under this Agreement shall not be assigned without the prior written consent of the Company.

Section 5.11 Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

Section 5.12 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 5.13 Descriptive Headings; Nouns and Pronouns. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

Section 5.14 Taxes. The Company shall have the power to withhold, or require the Executive to remit to the Company, as the case may be, promptly upon notification of the amount due, an amount sufficient to satisfy the amount of all Federal, state, local and foreign withholding tax requirements with respect to any payment of cash, or issuance or delivery of any other property hereunder to the Executive or any third party, and the Company may defer any such payment of cash or issuance or delivery of such other property until such requirements are satisfied.

Section 5.15 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 5.15.

Section 5.16 Arbitration. The parties agree that any dispute, controversy, or claim arising out of or related in any way to this Agreement or any breach of this Agreement, or to any matter relating to Executive’s employment with the Company and his separation therefrom, including but not limited to any disputes between Executive and employees and/or agents of Ecovyst, the Company and their affiliates, shall be submitted to and decided by binding arbitration in (i) at the election of Ecovyst, Philadelphia, PA or the county in which Ecovyst’s or the Company’s headquarters are then located or (ii) if the Executive and Ecovyst mutually agree in writing, any other location. Arbitration shall be administered under the laws of the American Arbitration Association in accordance with Commercial Arbitration Rules (“AAA”) in effect at the time the arbitration is commenced. The arbitration will be held before one arbitrator, unless the parties agree in writing to have multiple arbitrators hear the case. To the extent not provided for in the AAA, the arbitrator has the power to order discovery upon a showing that discovery is necessary for a party to have a fair opportunity to present a claim or defense. This Agreement to arbitrate covers all grievances, disputes, claims, or causes of action that otherwise could be brought in a federal, state, or local court or agency under applicable federal, state, or local laws, arising out of or relating to Executive’s severance with, including claims Executive may have against Ecovyst, the Company, their Affiliates or against their officers, directors, supervisors, managers, employees, or agents in their capacity as such or otherwise, or that Ecovyst or the Company may have against Executive, provided however, that nothing in this Section 5.16 or otherwise shall prohibit Ecovyst, the Company or its Affiliates from enforcing any matter set forth in Article IV in a court of competent jurisdiction. Except as related to matters set forth in Article IV hereof, any arbitral award determination shall be final and binding upon the parties. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All proceedings and communications will be kept confidential by the parties, their counsel and other agents, as well as by the arbitrator. If any provision of this agreement to arbitrate is adjudged to be void or otherwise unenforceable, in whole or in part, the void or unenforceable provision shall be severed and such adjudication shall not affect the validity of the remainder of this agreement to arbitrate. This agreement to arbitrate shall survive the termination of Executive’s employment. It can only be revoked or modified in writing signed by both parties that specifically states an intent to revoke or modify this agreement to arbitrate.

Section 5.17 Further Assurances. Each party hereto agrees with the other party hereto that it will cooperate with such other party and will execute and deliver, or cause to be executed and delivered, all such other instruments and documents, and will take such other actions, as such other parties may reasonably request from time to time to effectuate the provisions and purposes of this Agreement.

Section 5.18 Clawback. If Ecovyst is required to prepare an accounting restatement due to the material noncompliance of Ecovyst, as a result of misconduct, with any financial reporting requirement under the securities laws, then, if the Executive is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, Executive will reimburse Ecovyst or the Company for the amount required to be reimbursed under the Sarbanes-Oxley Act of 2002. Ecovyst also may seek to recover by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other clawback, forfeiture or recoupment provision required by applicable law. In addition, this Agreement and the payments and benefits hereunder are subject to forfeiture or other penalties pursuant to any clawback or forfeiture policy of Ecovyst or the Company, as in effect from time to time.

Section 5.19 Legal Review. The Executive hereby represents that the Executive has had the opportunity to review this Agreement carefully and to consult with counsel prior to the execution of this Agreement and that the Executive does fully understand all the terms of this Agreement.

****************

IN WITNESS WHEREOF, the parties hereto have executed this Severance Agreement as of the date first written above.

Ecovyst Catalyst Technologies LLC

By:	/s/ William J. Sichko, Jr.
Name: William J. Sichko, Jr.
Title: Chief Administrative Officer

EXECUTIVE

/s/ Michal Feehan
Michael Feehan

[Signature Page to Severance Agreement]

EXHIBIT A

FORM OF GENERAL RELEASE AND WAIVER OF CLAIMS

This General Release and Waiver of Claims (hereafter “Agreement”) is entered into by and between Ecovyst Catalyst Technologies LLC, a Delaware limited liability company (the “Company”), and Michael Feehan (the “Executive”) on ____________.

In consideration of the mutual promises and covenants contained herein and the Severance Agreement dated December 16, 2022 (the “Severance Agreement”), and other good and valuable consideration, the receipt of which hereby is acknowledged, the parties agree as follows:

Section 1. Release and Waiver of Claims. Effective as of __________________, in consideration of the payments, benefits, and other considerations provided to the Executive under the Severance Agreement, the Executive, for the Executive and the Executive’s family, heirs, executors, administrators, legal representatives, and their respective successors and assigns (the “Related Parties”), hereby releases and forever discharges the Company, and all of its parents, affiliates, subsidiaries, divisions and joint ventures, and their respective officers, directors, Executives, agents, parents, stockholders, representatives, employee benefit plans and their successors and assigns (collectively, “Company Entities”), from all rights, claims, demands, suits, causes of action of any kind or nature whatsoever, known or unknown, in law or in equity the Executive ever had, has or may have or which the Related Parties may have, arising at any time on or before the date hereof, based on or arising out of the Executive’s dealings with any Company Entity, including but not limited to any claims arising out of the Executive’s employment with any Company Entity or the termination of that employment, including without limitation any claims under the Severance Agreement, or based on any services provided to any Company Entity by the Executive other than pursuant to an employment relationship with any Company Entity. This includes a release of any and all rights, claims or demands the Executive may have, whether known or unknown, under the Age Discrimination in Employment Act (“ADEA”), which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; or under any other federal, state or local laws or regulations regarding employment discrimination or termination of employment. This also includes a release by the Executive of any claims for wrongful discharge or discrimination under any statute, rule, regulation or under the common law, including, without limitation, the Sarbanes-Oxley Act.

Section 2. Rights Not Released or Waived. This release is intended to be a general release and excludes only those claims under any statute or common law that Executive is legally barred from releasing. Executive understands that the release does not include and the parties hereto expressly reserve: (i) any claim that cannot be released or waived as a matter of law; (ii) any claim for or right to vested benefits in accordance with the Company’s employee benefit plans and equity arrangements, including but not limited to any pension or retirement account benefits, but specifically excluding, among other plans, any other severance plan or policy; (iii) any right to enforce any term of this Agreement and any surviving provisions of the Severance Agreement; (iv) any claims based on acts or events occurring after Executive signs this

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Agreement, except for claims arising from Executive’s employment or termination of employment with Company, up to and through the date Executive signs this Agreement; (v) any claims with respect to indemnification or coverage under directors’ and officers’ liability insurance or any challenge to the validity of the Agreement; (vi) any prohibition on the filing of a charge or complaint with, or testimony, assistance or participation in, any investigation, proceeding or hearing conducted by any federal, state or local governmental agency, including but not limited to the Equal Employment Opportunity Commission (“EEOC”) and to report violations of any law administered by the Occupational Safety and Health Administration (“OSHA”), or make other disclosures protected under the whistleblower provisions of state or federal law or regulation; or (vii) receive any financial awards from OSHA or the SEC for reporting possible violations of federal law or regulation in cases where the law prohibits employees from waiving their rights to receive such payments.

Section 3. Affirmations. (a) Executive represents and agrees by signing this Agreement that he has not been denied any leave or benefit requested, has received the appropriate pay for all hours worked for Company and has no known workplace injuries or occupational diseases.

(b) Executive further affirms that he has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses and/or commissions to which Executive may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses and/or commissions are due to Executive, except as provided under Article III of the Severance Agreement.

(c) If any administrative agency or court assumes jurisdiction of any charge, complaint, proceeding or action including a claim or course of action released in Section 1 of this Agreement, Executive agrees not to accept, recover or receive any monetary damages or other relief from or in connection with such claim or cause of action, including but not limited to from charges filed with the EEOC.

(d) The separation pay being received by Executive is compensation that Executive is not entitled to receive in the absence of this Agreement.

(e) Executive has returned to the Company all property and information belonging to the Company, including, but not limited to the following (where applicable): computers (desktop and laptop); phone; tablet; iPad; devices (including usb, external hard drives, etc.); handheld devices; keys, access cards, passwords, and/or ID cards; all electronically stored and paper copies of all financial data, customer information, business plans and reports, and Company files; and all records, customer lists, written information, forms, plans, and other documents, including electronically stored information. Executive shall search Executive’s electronic devices, device back-ups, residence, and automobile and agrees that by signing below, Executive represents that Executive has returned all such property in his possession or control.

(f) Executive acknowledges and agrees that he remains bound by the restrictions contained in Article IV of the Severance Agreement.

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Section 4. Release and Waiver of Claims Under the Age Discrimination in Employment Act. Executive acknowledges that the Company has encouraged the Executive to consult with an attorney of the Executive’s choosing, at Executive’s expense, and, through this Agreement, encourages the Executive to consult with an attorney with respect to any possible claims the Executive may have, including claims under the ADEA, as well as under the other federal, state and local laws described in Section 1 hereof. Executive understands that by signing this Agreement Executive is in fact waiving, releasing and forever giving up any claim under the ADEA, as well as all other federal, state and local laws described in Section 1 hereof that may have existed on or prior to the date hereof.

Section 5. Waiting Period and Revocation Period. The Executive hereby acknowledges that the Company has informed the Executive that the Executive has up to “x” days to consider this Agreement and the Executive may knowingly and voluntarily waive that “x” day period by signing this Agreement earlier. Executive also understands that Executive shall have seven (7) days following the date on which Executive signs this Agreement within which to revoke it by providing a written notice of revocation to the Company by hand delivering or mailing it to ______________, 300 Lindenwood Drive, Valleybrooke Corporate Center, Malvern, PA, 19355-1740, post-marked within the seven day period.

Section 6. Acceptance. To accept this Agreement, the Executive shall execute and date this Agreement on the spaces provided and return a copy to the Company at any time during the “x” day period commencing on the date hereof, without extension of any kind (including by mutual agreement of the parties). This Agreement shall take effect on the eighth day following the Executive’s execution of this Agreement unless the Executive’s written revocation is delivered to the Company within seven (7) days after such execution.

Section 7. Confidentiality. To the extent this Agreement and its terms are not otherwise subject to public disclosure, Executive will keep this Agreement and its terms (other than the fact that Executive was terminated on the Termination Date) confidential and will not disclose such information to anyone other than Executive’s immediate family and professional advisors, each of whom must, as a condition to the disclosure, agree to keep the information confidential. Executive will be responsible for any breach of this Section by Executive’s immediate family members and professional advisors. Notwithstanding the foregoing, this Agreement does not prohibit Executive from (a) providing truthful testimony in response to compulsory legal process, (b) participating or assisting in any investigation or inquiry by a governmental agency acting within the scope of its statutory or regulatory jurisdiction, or (c) making truthful statements in connection with any claim permitted to be brought by Executive under Section 1. In addition, nothing in this Agreement limits, restricts or in any other way affects the Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity.

Section 8. No Disparagement. Executive has not from the date Executive was given this Agreement and will not in the future make any defamatory or disparaging statements to any third parties regarding the Company Entities, or any of their employees, officers, or board members, as well as the Company’s products, services and methods of operations. Notwithstanding the foregoing, this Agreement does not prohibit Executive from (a) providing truthful testimony in response to compulsory legal process, (b) participating or assisting in any investigation or inquiry by a governmental agency acting within the scope of its statutory or regulatory jurisdiction, or (c) making truthful statements in connection with any claim permitted to be brought by Executive under Section 1. In addition, nothing in this Agreement limits, restricts or in any other way affects the Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity.

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Section 9. No Admissions. Neither the execution of this Agreement nor the performance of its terms and conditions shall be construed or considered by any party or by any other person as an admission of liability or wrongdoing by either party.

Section 10. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be considered an original instrument and all of which together will be considered one and the same agreement and will become effective when all executed counterparts have been delivered to the respective parties. Delivery of executed pages by facsimile transmission or e-mail will constitute binding execution of this Agreement.

Section 11. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Company and its respective successors and assigns, and any such successors and assigns shall be considered third-party beneficiaries of this Agreement. Executive may not assign or transfer any payment obligations under this Agreement.

Section 12. Severability. If any term, provision or paragraph of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, such determination shall be limited to the narrowest possible scope in order to preserve the enforceability of the remaining portions of the term, provision or paragraph, and such determination shall not affect the remaining terms, provisions or paragraphs of this Agreement, which shall continue to be given full force and effect.

Section 13. Further Assurances. Executive agrees to execute and deliver, after the date hereof, without additional consideration, any additional documents, and to take any further actions, as may be necessary to fulfill the intent of this Agreement and the transactions contemplated hereby.

Section 14. Cooperation. Executive will (i) cooperate with the Company in all reasonable respects concerning any transitional matters which require Executive’s assistance, cooperation or knowledge, including communicating with persons inside or outside the Company as directed by the Company, and (ii) in the event that the Company (or any of its affiliates or other related entities) becomes involved in any legal action relating to events which occurred during Executive’s employment with the Company, cooperate to the fullest extent possible in the preparation, prosecution or defense of their case, including, but not limited to, the execution of affidavits or documents, testifying or providing information requested by the Company. To the extent that Executive incurs (i) travel-related expenses, (ii) out-of-pocket expenses, and/or (iii) loss of wages as a result of Executive’s cooperation with the Company as contemplated by this Section, the Company will reimburse Executive for such expenses, provided they are reasonable and were approved by the Company in advance.

Section 15. Entire Agreement. Except for those provisions of the Severance Agreement which by their terms or effect continue after termination, including but not limited to those

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provisions of the Severance Agreement described in Section 3(f) above, this Agreement constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Agreement. All provisions and portions of this Agreement are severable. If any provision or portion of this Agreement or the application of any provision or portion of this Agreement shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Agreement shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

Section 16. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

IN WITNESS WHEREOF, and with the intention of being legally bound hereby, the Executive has executed this General Release and Waiver of Claims.

Date:

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